Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266358

PROSPECTUS SUPPLEMENT NO. 2

(to the prospectus dated October 11, 2022)

Haleon plc

3,559,371,012 Ordinary Shares

295,506,362 American Depositary Shares, representing 591,012,724 Ordinary Shares

This prospectus supplement (this “prospectus supplement”) supplements the prospectus dated October 11, 2022 (as supplemented to date, the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-266358). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 6-K, filed with the Securities and Exchange Commission on February 2, 2023 (the “Form 6-K”), as attached to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders identified in the Prospectus (collectively, the “selling securityholders”) of up to (i) 3,559,371,012 ordinary shares, nominal value £0.01 per share (“Ordinary Shares”) and (ii) 295,506,362 American Depositary Shares (“ADSs”), representing 591,012,724 Ordinary Shares, which were issued to the selling securityholders in connection with the Separation (as defined in the Prospectus). The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. Any statement in the Prospectus that is modified or superseded hereby is not deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement. Except to the extent that the information in this prospectus supplement modifies or supersedes the information contained in the Prospectus, this prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Ordinary Shares are admitted to the premium listing segment of the Official List of the UK Financial Conduct Authority (“FCA”) and traded on the main market for listed securities of the London Stock Exchange plc (“LSE”) under the symbol “HLN”. The ADSs are listed on the New York Stock Exchange (“NYSE”) under the symbol “HLN”. On February 1, 2023 the closing sale price as reported on the LSE of the Ordinary Shares was £3.1855 per share and the closing sale price as reported on the NYSE of the ADSs was $7.96 per ADS.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 31 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 2, 2023

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2023

Commission File Number: 001-41411

Haleon plc

(Translation of registrant’s name into English)

England and Wales

(Jurisdiction of Incorporation )

Building 5, First Floor, The Heights,

Weybridge, Surrey, KT13 0NY

(Address of principal executive offices )

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒             Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INCORPORATION BY REFERENCE

This report on Form 6-K shall be deemed to be incorporated by reference in the registration statement on Form S-8 (No. 333-267647) of Haleon plc and to be a part thereof from the date on which this report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release entitled Board changes

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HALEON PLC (Registrant)

Dated: February 2, 2023	By:	/s/ Amanda Mellor
Name: Amanda Mellor
Title: Company Secretary

Exhibit 99.1

Haleon plc: Board changes

In accordance with 9.6.11R of the UK Listing Rules, Haleon plc (the “Company”) (LSE/NYSE: HLN) announced on 31 January 2023 that John Young, Non-Executive Director and representative of Pfizer Inc. (“Pfizer”), will be stepping down from the Board of the Company with effect from 28 February 2023.

John will be succeeded as Non-Executive Director and representative of Pfizer by David Denton with effect from 1 March 2023. Dave is the Chief Financial Officer and Executive Vice President for Pfizer and brings more than 20 years of healthcare experience.

Sir Dave Lewis, Chair of Haleon plc said: “On behalf of the Board, I would like to thank John for his significant role in the joint venture between Pfizer and GSK plc in 2019 which created the premier global consumer healthcare business that is Haleon today. John served on the joint venture board from 2019 and was then appointed to the board of Haleon plc on its demerger and listing in July 2022. We are grateful for his valuable insights and contributions to our Board discussions and wish him all the best for the future. We are delighted to welcome Dave to the Haleon Board.”

Contacts

Media     Zoë Bird            +44 7736 746167

Investors Sonya Ghobrial +44 7392 784784

Biographical details

David M. Denton is the Chief Financial Officer and Executive Vice President for Pfizer Inc. He is a member of Pfizer’s Executive Leadership Team (ELT), providing strategic global financial leadership.

Dave has more than 25 years of finance and operational expertise, including more than 20 years in the healthcare sector giving him a unique perspective on the role of payers, the needs of patients, and the rapidly evolving healthcare landscape.

Prior to joining Pfizer in 2022, he was the CFO and Executive Vice President of Lowe’s Companies Inc from 2018. Before joining Lowe’s, he served as executive vice president and CFO of CVS Health where he played a key role in CVS’s transformational journey from retail pharmacy to a health solutions company and led the full integration of Caremark into CVS. Dave played a pivotal role in one of the largest healthcare transactions in history when CVS acquired Aetna in 2017. Prior to CVS, Dave was with the management consulting firm of Deloitte Touche Tohmatsu.

Dave has a bachelor’s degree in business administration from Kansas State University and an MBA from the Babcock Graduate School of Management at Wake Forest University.

Dave serves on the board of Tapestry, Inc.

Additional Information

•	As one of Pfizer’s two representative directors under the terms of the Pfizer Relationship Agreement, David Denton is not considered to be independent.

•	John Young is not entitled to any remuneration payments or payments for loss of office in connection with his ceasing to be a director of the Company.

For more information, please visit www.haleon.com.